EXHIBIT 10.1

Jerry Smith
Executive Vice President, General Counsel*
and Corporate Secretary
Direct Line:  (702) 270-5123
Fax No:  (702) 270-5326
jsmith@shufflemaster.com

*Admitted in Nevada as In-House Counsel

May 3, 2010

Mr. Phillip C. Peckman
The Peckman Company
10777 W. Twain, Suite 115
Las Vegas, NV  89135

Dear Mr. Peckman:

This letter will confirm the agreement reached between you and Shuffle Master (“SMI”), and approved by SMI’s Compensation Committee, relating to your services to SMI as its interim Chief Executive Officer (“CEO”).

1. Commencing April 26, 2010, you have been elected by SMI’s Board of Directors (“Board”) as SMI’s CEO on an interim basis.  As of that date, you have resigned as Chairman of the Board of SMI, and as a member of the Audit, Compensation and Governance Committees, but remain as a Director, although you will no longer be “independent” as defined by the applicable NASDAQ and SEC rules.  Once any CEO role you have has ended, it is the present intent of the Board that you will be re-elected as Chairman (assuming you are then a Director). You have also been advised that there will be a “cooling-off” period if you are interim CEO for more than 12 months and, therefore, in that circumstance, you would not immediately return to “independent” director status and, thus, will continue to not be able to serve on any of the Board committees that require only independent directors – currently the Audit, Compensation and Governance Committees.  If your interim CEO role lasts less than 12 months, then when it ends, you would again be eligible for independent status, provided you are not then an officer of SMI, or otherwise disqualified from independent status.

2. Your services as SMI’s interim CEO shall be on a month-to-month basis, terminable at any time by the Board, upon 30 days prior written notice from the Board, or by mutual agreement.

3. While you are SMI’s interim CEO, you shall be paid based on an annual base salary of $500,000 per year.  You will be paid at the same intervals as other SMI employees.

4. Further, for your services as interim CEO, you will be eligible to participate in the Company’s Executive Bonus Program for FY2010, as authorized by the Compensation Committee and ratified by the Board, which is applicable to the other senior management executives of the Company, which cash bonus shall have a target of 50% of your base salary (pro-rated based on the actual number of months you serve as interim CEO).

5. As of April 26, 2010, and while you have any CEO role, you shall not receive any cash compensation for being a Director of SMI.

6. When your services as interim CEO role end, the Board, in its sole discretion, shall determine, with the approval of the Compensation Committee, whether or not you are entitled to any equity for your services as interim CEO (the “CEO Equity”).  Any CEO Equity which would be awarded to you shall be no less in actual Black-Shoales value than the equity previously granted to you as Chairman of the Board and Chairman of the Audit Committee at the Board meeting on March 26, 2010 (the “March 2010 Equity”), provided, however, that the March 2010 Equity shall be a credit and applied against any CEO Equity to which you might otherwise be entitled.

7. Within 30 days of the date hereof, you shall select either option 7(a) or 7(b), and if no selection is made, you shall be deemed to have selected option 7(a).

(a)  While you are interim CEO, you shall receive the same benefits which all of the other senior executives receive, such as, without limitation, medical insurance, life insurance, and MDVIP medical concierge coverage.

(b)  While you are interim CEO, SMI will reimburse you for your current personal medical insurance coverage, in lieu of receiving SMI’s medical insurance, but you shall still receive SMI’s other benefits as listed in option 7(a) above.

8. There shall be no severance pay due to you when your interim CEO role ends.

9. Your services as interim CEO of SMI shall be on a full-time basis, except you shall be permitted to continue with one current consulting arrangement through The Peckman Company (where you will continue to serve as its President).  If The Peckman Company wishes to add any additional clients while Mr. Peckman is CEO of SMI, he shall first notify, in writing, SMI for its approval, which approval shall not be unreasonably withheld.  You have represented to SMI that any consulting arrangement will not interfere with your service as interim CEO and is not and will not be for a person or entity that competes with SMI.

10. You shall adhere to and comply with all of SMI’s policies and procedures applicable to the CEO.

11. In the event of any dispute over the terms of this agreement, the parties agree to use their best efforts to mediate and resolve such disputes.  In any such mediation, Nevada law shall apply.  If mediation is not successful in resolving any disputes, the parties agree to arbitrate any still existing disputes under the rules of the American Arbitration Association, in Las Vegas, applying Nevada law.  The prevailing party in any such arbitration shall also be entitled to its reasonable attorney fees.

12. This letter represents the entire agreement of the parties relating to your services as interim CEO of SMI.

Very truly yours,

SHUFFLE MASTER, INC.		APPROVED BY:
/s/ JERRY SMITH		COMPENSATION COMMITTEE OF SHUFFLE MASTER, INC /s/ DANIEL WADE
Jerry Smith, Executive Vice President, General Counsel and Corporate Secretary		Daniel Wade, Chairman
/s/ GARRY SAUNDERS
Garry Saunders, Chairman of the Board
READ, AGREED, AND ACCEPTED
/s/ PHILLIP C. PECKMAN
Phillip C. Peckman
Dated:	May 5, 2010